Exhibit 99.1

Civitas Resources, Inc. Reports First Quarter 2025 Results

Implementing cost optimization and operational efficiency initiatives to deliver over $100 million in annualized free cash flow
DENVER — May 7, 2025 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today reported its first quarter 2025 financial and operating results. A webcast and conference call to review the Company's results is planned for 6:30 a.m. MT (8:30 a.m. ET) on Thursday, May 8, 2025. Participation details are available in this release, and supplemental materials can be accessed on the Company's website, www.civitasresources.com.
Management Quote
CEO Chris Doyle commented, “Our high-quality, low-breakeven assets continue to position us well in the current environment, following our disciplined start to the year with a plan that prioritizes free cash flow generation and strengthens the balance sheet. We continue to take important steps to further enhance free cash flow and improve our performance, including launching a $100 million cost optimization and efficiency improvement plan across all aspects of the business. We are reiterating our full year 2025 outlook; however, we are positioned to adjust activity levels lower should market conditions deteriorate further."
Strengthening Civitas in Current Market Volatility

The Company has taken the following actions in response to current market volatility:
•Removed over $150 million of capital when announcing the Company’s original 2025 plan
◦Elected to level-load and sustain activity rather than adding capex to maintain 2024 production level
•Launched a $100-plus million cost optimization and efficiency initiative
◦Savings expected to come through capital efficiencies, production optimization, commercial/midstream opportunities, and streamlined corporate costs
◦Approximately $40 million to benefit 2025 free cash flow, with the entire amount additive to 2026
•Added commodity downside protection through additional hedging
◦Nearly 50% of remaining 2025 oil production hedged with an average floor price of $68 per barrel WTI
◦Approximately 40% of remaining 2025 natural gas production hedged with an average floor price of $3.74 per MMBtu; added 93,000 MMBtu/d of basis swaps for the remainder of the year
◦Hedge positions at the end of April 2025 (including April settlements) valued at approximately $290 million
•Increased elected commitment on the Company's revolving credit facility to $2.5 billion
◦Ended the first quarter with $1.5 billion in financial liquidity
•Prioritized net debt reduction through free cash flow generation and asset divestments
◦Targeting $4.5 billion net debt by year-end 2025 (a reduction of approximately $800 million from pro-forma year-end 2024(1))
◦Pursuing $300 million in asset divestments by year-end 2025

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Doyle added, “These actions will strengthen our Company as we focus on delivering sustainable returns for our shareholders. We are always looking for ways to optimize our diverse asset portfolio, and we were highly encouraged by the interest we saw in our divestment process earlier this year. Market volatility precluded a transaction at a value representative of the quality of the assets, yet we remain confident in achieving our divestment target for the year."

(1) Pro-forma year-end 2024 net debt including the February 2025 Midland Basin bolt-on transaction.
Key First Quarter 2025 Results

Three Months Ended March 31, 2025
Net Income ($MM)	$186
Adjusted Net Income ($MM)(2)	$166
Operating Cash Flow ($MM)	$719
Adjusted EBITDAX ($MM)(2)	$786
Sales Volumes (MBoe/d)	311
Oil Volumes (MBbl/d)	141
Capital Expenditures ($MM)	$495
Adjusted Free Cash Flow ($MM)(2)	$171
(2) Non-GAAP financial measure; see attached schedules at the end of this release for reconciliations to the most directly comparable GAAP financial measures.
First Quarter 2025 Operational Highlights
•Total sales volumes and oil production were within the Company's guidance ranges. Approximately 53% of volumes for the first quarter were contributed by the Company's Permian Basin assets, with the remainder from the DJ Basin.
•As compared to the fourth quarter, first quarter volumes primarily reflect anticipated production declines in the DJ Basin following a low TIL count at the end of 2024 and in early 2025, along with a modest impact to volumes in the first quarter as a result of severe winter weather and wind storms in both basins.
◦Approximately 80% of the quarter-on-quarter change in oil volumes occurred in the DJ Basin.
•Capital expenditures were slightly below plan primarily due to the timing of activities in the DJ Basin, which shifted some capital into the second quarter.
•Permian Basin activity for the quarter included 22, 33, and 47 net operated wells drilled, completed, and turned to sales, respectively. The Company's average lateral length completed in the quarter was 2.3 miles.
◦42% of the Permian Basin wells drilled in the quarter occurred in the Delaware Basin, with the remainder of wells drilled and all of the wells completed and turned to sales in the Midland Basin. Drilling cycle times in the Delaware Basin were 10% faster than plan in the first quarter.
◦Simulfrac operations in the Midland Basin have averaged 160 thousand barrels of fluid pumped per day per crew, approximately five percent higher than the fourth quarter of last year.
•DJ Basin activity for the quarter included 25, 30, and 3 net operated wells drilled, completed, and turned to sales, respectively. The Company's average lateral length completed in the quarter was 2.1 miles.
◦During the quarter, the Company increased its utilization of local sand in its completions from approximately 50% to more than 90%.
First Quarter 2025 Financial Highlights
•Crude oil, natural gas and NGL revenues totaled $1.2 billion.
◦Crude oil realizations benefited from the Company's higher-quality crude production, while natural gas realizations reflected strong seasonal Colorado Interstate Gas pricing. Natural gas liquid realizations strengthened to 34% of the West Texas Intermediate oil price for the period.
•Cash operating expenses, including lease operating expense ("LOE"), midstream operating expense, gathering, transportation, and processing, and cash G&A(3), totaled $11.39 per barrel of oil equivalent ("BOE"). Higher than anticipated LOE was impacted by a third-party’s inability to fulfill water takeaway obligations in the

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Permian Basin, along with additional repair and maintenance costs following adverse weather and wind storms in both basins.
◦Included in cash G&A(3) was $4 million associated with a previously-announced workforce reduction.
◦These short-term items impacted cash operating cost per BOE by approximately $0.43 for the quarter.
•Transaction fees totaled $6 million, primarily related to the Midland Basin bolt-on announced in the first quarter. In addition, other expenses include $9 million related to the mark-to-market on crude oil pipeline linefill agreements.
•Financial liquidity at the end of the first quarter 2025 totaled $1.5 billion, representing cash on hand and borrowings available under the Company's revolving credit facility. Long-term debt at the end of the first quarter totaled $5.1 billion.
First Quarter 2025 Strategic Highlights
•The Company returned $121 million to shareholders, including $50 million in dividends and $71 million in share repurchases (repurchased 1.5 million shares).
•In 2025, Civitas has added approximately 17 MBbl/d of oil hedges and 103,000 MMBtu/d of natural gas hedges on average for the remainder of 2025.
•Also in February, Civitas expanded the size of its Board of Directors from nine to ten directors and appointed Lloyd W. “Billy” Helms, Jr., the former President of EOG Resources, Inc. to the Board.
Dividend to be Paid in June
The Company’s Board of Directors approved a quarterly dividend of $0.50 per share, payable on June 26, 2025, to shareholders of record as of June 12, 2025.
Second Quarter Outlook
The Company has reiterated its full year guidance for 2025. For the second quarter, Civitas anticipates approximately five percent oil volume growth at the midpoint of the Company's guidance range, primarily resulting from new wells coming online in the Permian Basin. Second quarter capital expenditures are expected to be modestly higher than the first quarter of the year, reflecting a slight shift of DJ Basin capital from the first quarter to the second. The Company is currently operating five drilling rigs and two frac crews in the Permian Basin and two rigs and two frac crews in the DJ Basin.

2Q25 Guidance
Sales Volumes (MBoe/d)	320 - 328
Oil Volumes (MBbl/d)	146 - 151
Capital Expenditures ($MM)	505 - 555
Cash Operating Expenses ($ per BOE)(3)	10.35 - 10.85
(3) Cash operating expenses include LOE, midstream, gathering, transportation and processing, and cash G&A. Cash G&A is a non-GAAP financial measure. See attached schedules at the end of this release for reconciliations to the most directly comparable GAAP financial measures.
Webcast / Conference Call Information
The Company plans to host a webcast and conference call at 6:30 a.m. MT (8:30 a.m. ET) on Thursday, May 8, 2025. The webcast will be available on the Investor Relations section of the Company’s website at www.civitasresources.com. The dial-in number for the call is 888-510-2535, with passcode 4872770.
About Civitas Resources, Inc.
Civitas Resources, Inc. is an independent exploration and production company focused on the acquisition, development and production of crude oil and liquids-rich natural gas from its premier assets in the Permian Basin in Texas and New Mexico and the DJ Basin in Colorado. Civitas’ proven business model to maximize shareholder returns is focused on four key strategic pillars: generating significant free cash flow, maintaining a premier balance sheet,

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returning capital to shareholders, and demonstrating ESG leadership. For more information about Civitas, please visit www.civitasresources.com.
Cautionary Statement Regarding Forward-Looking Information
Certain statements in this press release concerning future opportunities for Civitas, future financial performance and condition, guidance, and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, returns to shareholders, assumptions, or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements included in this press release include statements regarding the Company’s plans and expectations with respect to drilling and completion activity, achievement of the Company’s net debt and divestiture targets, future production, sales volumes, capital expenditures, and cash operating expenses, and the effects of such on the Company’s results of operations, financial position, growth opportunities, reserve estimates and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to: future financial condition, results of operations, strategy and plans; declines or volatility in the prices we receive for our crude oil, natural gas, and NGLs; general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, including any future economic downturn, the impact of continued or further inflation, disruption in the financial markets, the imposition of tariffs or trade or other economic sanctions, political instability, and the availability of credit on acceptable terms; our ability to identify, select, and consummate possible additional acquisition and disposition opportunities; the effects of disruption of our operations or excess supply of crude oil and natural gas and other effects of world events, and actions taken by OPEC+ as it pertains to global supply and demand of, and prices for, crude oil, natural gas, and NGLs; the ability of our customers to meet their obligations to us; our access to capital on acceptable terms; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions and to meet our capital allocation initiatives; the presence or recoverability of estimated crude oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved crude oil and natural gas reserves; changes in local, state, and federal laws, regulations or policies that may affect our business or our industry (such as the effects of tax law changes, and changes in environmental, health, and safety regulation and regulations addressing climate change, and trade policy and tariffs); environmental, health, and safety risks; seasonal weather conditions as well as severe weather and other natural events caused by climate change; lease stipulations; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; availability of oilfield equipment, services, and personnel; exploration and development risks; operational interruption of centralized crude oil and natural gas processing facilities; competition in the crude oil and natural gas industry; management’s ability to execute our plans to meet our goals; our ability to attract and retain key members of our senior management and key technical employees; our ability to maintain effective internal controls; access to adequate gathering systems and pipeline take-away capacity; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for crude oil, natural gas, and NGL we produce, and to sell the crude oil, natural gas, and NGL at market prices; costs and other risks associated with perfecting title for mineral rights in some of our properties; pandemics and other public health epidemics; political conditions in or affecting other producing countries, including conflicts or hostilities in or relating to the Middle East, South America, and Russia (including the current events involving Russia and Ukraine), and other sustained military campaigns or acts of terrorism or sabotage and the effects therefrom; and other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing.

Additional information concerning other factors that could cause results to differ materially from those described above can be found under Item 1A. “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings made with the Securities and Exchange Commission.

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All forward-looking statements speak only as of the date they are made and are based on information available at the time they were made. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
For further information, please contact:
Investor Relations:
Brad Whitmarsh, 832.736.8909, bwhitmarsh@civiresources.com
Mae Herrington, 832.913.5444, mherrington@civiresources.com
Media:
Rich Coolidge, info@civiresources.com

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Schedule 1: Condensed Consolidated Statements of Operations
($ in millions, except for per share amounts, unaudited)

	Three Months Ended March 31,
	2025	2024
Operating net revenues:
Crude oil, natural gas, and NGL sales	$1,192	$1,328
Other operating income	2	1
Total operating net revenues	1,194	1,329
Operating expenses:
Lease operating expense	174	131
Midstream operating expense	14	14
Gathering, transportation, and processing	87	89
Severance and ad valorem taxes	89	102
Exploration	3	11
Depreciation, depletion, and amortization	445	467
Transaction costs	6	23
General and administrative expense	57	58
Other operating expense	4	7
Total operating expenses	879	902
Other income (expense):
Derivative gain (loss), net	52	(110)
Interest expense	(107)	(110)
Other, net	(13)	4
Total other income (expense)	(68)	(216)
Income from operations before income taxes	247	211
Income tax expense	(61)	(35)
Net income	$186	$176

Earnings per common share:
Basic	$1.99	$1.75
Diluted	$1.99	$1.74
Weighted-average common shares outstanding:
Basic	93,474,523	100,545,589
Diluted	93,620,495	101,293,188

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Schedule 2: Condensed Consolidated Statements of Cash Flows
($ in millions, unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$186	$176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	445	467
Stock-based compensation	13	11
Derivative (gain) loss, net	(52)	110
Derivative cash settlement gain (loss), net	4	(11)
Amortization of deferred financing costs and deferred acquisition consideration	4	12
Deferred income tax expense	56	30
Other, net	10	1
Changes in operating assets and liabilities, net
Accounts receivable, net	57	(77)
Prepaid expenses and other	(4)	7
Accounts payable, accrued expenses, and other liabilities	—	87
Net cash provided by operating activities	719	813
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(756)	(834)
Acquisitions of crude oil and natural gas properties	(17)	—
Capital expenditures for drilling and completion activities and other fixed assets	(475)	(572)
Proceeds from property transactions	2	93
Other, net	1	—
Net cash used in investing activities	(1,245)	(1,313)
Cash flows from financing activities:
Proceeds from credit facility	1,100	300
Payments to credit facility	(500)	(650)
Dividends paid	(50)	(148)
Common stock repurchased and retired	(71)	(67)
Payment of employee tax withholdings in exchange for the return of common stock	(5)	(7)
Other, net	(4)	(3)
Net cash provided by (used in) financing activities	470	(575)
Net change in cash, cash equivalents, and restricted cash	(56)	(1,075)
Cash, cash equivalents, and restricted cash:
Beginning of period	76	1,127
End of period	$20	$52

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Schedule 3: Condensed Consolidated Balance Sheets
($ in millions, except per share amounts, unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$20	$76
Accounts receivable, net:
Crude oil and natural gas sales	573	646
Joint interest and other	142	125
Derivative assets	135	67
Prepaid expenses and other	74	74
Total current assets	944	988
Property and equipment (successful efforts method):
Proved properties	17,660	16,897
Less: accumulated depreciation, depletion, and amortization	(4,721)	(4,288)
Total proved properties, net	12,939	12,609
Unproved properties	589	631
Wells in progress	580	506
Other property and equipment, net of accumulated depreciation of $10 million in 2025 and $9 million in 2024	49	48
Total property and equipment, net	14,157	13,794
Derivative assets	57	17
Other noncurrent assets	172	145
Total assets	$15,330	$14,944
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$597	$561
Production taxes payable	330	323
Crude oil and natural gas revenue distribution payable	668	702
Derivative liability	78	22
Deferred acquisition consideration	—	479
Other liabilities	131	118
Total current liabilities	1,804	2,205
Long-term liabilities:
Debt, net	5,096	4,494
Ad valorem taxes	332	294
Derivative liability	19	13
Deferred income tax liabilities, net	856	801
Asset retirement obligations	393	399
Other long-term liabilities	125	109
Total liabilities	8,625	8,315
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 92,584,426 and 93,933,857 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	5	5
Additional paid-in capital	5,019	5,095
Retained earnings	1,681	1,529
Total stockholders’ equity	6,705	6,629
Total liabilities and stockholders’ equity	$15,330	$14,944

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Schedule 4: Average Sales Volumes and Prices
The following table presents crude oil, natural gas, and NGL sales volumes by operating region as well as consolidated average sales prices before and after derivatives.
Average sales price, after derivatives is a non-GAAP financial measure that incorporates the net effect of derivative cash receipts from or payments on commodity derivatives that are presented in our accompanying statements of cash flows, netted into the average sales price, before derivatives, the most directly comparable GAAP financial measure. We believe that the presentation of average sales price, after derivatives is a useful means to reflect the actual cash performance of our commodity derivatives for the respective periods and is useful to management and our stockholders in determining the effectiveness of our price risk management program. The following table provides a reconciliation of the GAAP financial measure of average sales price, before derivatives to the non-GAAP financial measure of average sales prices, after derivatives for the periods presented:

	Three Months Ended
	March 31, 2025	December 31, 2024
Average sales volumes per day (1)
Crude oil (MBbls/d)
Permian Basin	75	80
DJ Basin	66	84
Total	141	164
Natural gas (MMcf/d)
Permian Basin	273	286
DJ Basin	288	309
Total	561	595
Natural gas liquids (MBbls/d)
Permian Basin	43	49
DJ Basin	33	41
Total	76	90
Average sales volumes per day (MBoe/d)
Permian Basin	164	176
DJ Basin	147	176
Total	311	352

Average sales prices
Crude oil (per Bbl)	$70.90	$69.96
Effects of derivatives, net (per Bbl) (2)	0.06	(0.02)
Crude oil (after derivatives) (per Bbl)	$70.96	$69.94

Natural gas (per Mcf)	$2.48	$1.14
Effects of derivatives, net (per Mcf) (2)	0.08	0.23
Natural gas (after derivatives) (per Mcf)	$2.56	$1.37

Natural gas liquids (per Bbl)	$24.07	$21.47
Effects of derivatives, net (per Bbl) (2)	—	—
Natural gas liquids (after derivatives) (per Bbl)	$24.07	$21.47
____________________
(1) Items may not recalculate due to rounding.
(2) Derivatives economically hedge the price we receive for crude oil, natural gas, and NGL. For the three months ended March 31, 2025, the derivative cash settlement gain for crude oil and natural gas was $1 million and $3 million, respectively. For the three months ended December 31, 2024, the derivative cash settlement loss for crude oil was nominal, and the derivative cash settlement gain for natural gas was $12 million.

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Schedule 5: Adjusted Net Income
($ in millions, except per share amounts, unaudited)
Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. We believe that Adjusted Net Income provides external users of our consolidated financial statements with additional information to assist in their analysis of the Company. Adjusted Net Income represents net income after adjusting for (1) the impact of certain non-cash items and/or non-recurring charges and correspondingly (2) the related tax effect in each period. Adjusted Net Income is not a measure of net income as determined by GAAP and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted Net Income.

	Three Months Ended
	March 31, 2025	December 31, 2024
Net income	$186	$151
Adjustments to net income:
Derivative (gain) loss, net	(52)	11
Derivative cash settlement gain	4	12
Transaction costs	6	1
Other, net(1)	16	2
Total adjustments to net income before taxes	(26)	26
Tax effect of adjustments	6	(6)
Total adjustments to net income after taxes	(20)	20

Adjusted Net Income	$166	$171

Adjusted Net Income per diluted share	$1.77	$1.78

Diluted weighted-average common shares outstanding	93,620,495	96,394,281

(1) The three months ended March 31, 2025 includes (i) $9 million of non-recurring and non-cash loss on crude oil linefill contracts that is included in other, net, (ii) $4 million of non-recurring cash severance charges and $1 million of non-recurring stock compensation expense in connection with our announced reduction in force that are included in general and administrative expense, and (iii) $2 million for non-recurring cash unused commitment fees that are included in other operating expense, all of which are in the accompanying unaudited condensed consolidated statements of operations for the period. The three months ended December 31, 2024 includes non-recurring costs of $1 million for unused commitment fees that are included in other operating expense and $1 million for loss on property transactions, net that are included in other, net, all of which are in the accompanying unaudited condensed consolidated statements of operations for the period.

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Schedule 6: Adjusted EBITDAX
($ in millions, unaudited)
Adjusted EBITDAX is a supplemental non-GAAP financial measure that represents earnings before interest, income taxes, depreciation, depletion, and amortization, exploration expense, and other non-cash and/or non-recurring charges. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally non-recurring in nature. We present Adjusted EBITDAX because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our revolving credit facility based on Adjusted EBITDAX ratios. In addition, Adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the crude oil and natural gas exploration and production industry. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because Adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the Adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX:

	Three Months Ended
	March 31, 2025	December 31, 2024
Net Income	$186	$151
Total adjustments to net income before taxes (from schedule 5)	(26)	26
Interest expense, net(1)	105	111
Income tax expense	61	49
Depreciation, depletion, and amortization	445	545
Exploration	3	1
Stock-based compensation(2)	12	12
Adjusted EBITDAX	$786	$895

(1) Includes interest income of $2 million and $3 million for the three months ended March 31, 2025 and December 31, 2024, respectively. Interest income is included as a portion of other, net in the accompanying unaudited condensed consolidated statements of operations.

(2) Included as a portion of general and administrative expense in the accompanying unaudited condensed consolidated statements of operations. The three months ended March 31, 2025 excludes $1 million of non-recurring stock compensation expense incurred in connection with our announced reduction in force that was added back within the total adjustments to net income before taxes (from schedule 5).

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Schedule 7: Adjusted Free Cash Flow
($ in millions, unaudited)
Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is calculated as net cash provided by operating activities before changes in operating assets and liabilities and less exploration and development of crude oil and natural gas properties, changes in working capital related to capital expenditures, and purchases of carbon credits. We believe that Adjusted Free Cash Flow provides additional information that may be useful to investors and analysts in evaluating our ability to generate cash from our existing crude oil and natural gas assets to fund future exploration and development activities and to return cash to stockholders. Adjusted Free Cash Flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of Adjusted Free Cash Flow:

	Three Months Ended
	March 31, 2025	December 31, 2024
Net cash provided by operating activities	$719	$859
Add back: Changes in operating assets and liabilities, net	(53)	(59)
Cash flow from operations before changes in operating assets and liabilities	666	800
Less: Cash paid for capital expenditures for drilling and completion activities and other fixed assets	(475)	(292)
Less: Changes in working capital related to capital expenditures	(20)	14
Capital expenditures	(495)	(278)
Less: Purchases of carbon credits and renewable energy credits	—	(2)
Adjusted Free Cash Flow	$171	$520

Capital expenditures by operating region
Permian Basin	$271	$200
DJ Basin	223	78
Other/Corporate	1	—
Total	$495	$278

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Schedule 8: Cash General and Administrative
($ in millions, unaudited)
Cash general and administrative is a supplemental non-GAAP financial measure that excludes stock-based compensation, that we believe affects the comparability of operating results as it is non-cash. Cash general and administrative is a non-GAAP financial measure that we include in our total cash operating expense per BOE. We believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our operations.
The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of cash general and administrative:

	Three Months Ended
	March 31, 2025	December 31, 2024
General and administrative expense	$57	$53
Stock-based compensation	(13)	(12)
Cash general and administrative	$44	$41

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